Exhibit 99.4

BrightPoint Announces Preliminary Estimates for Second Quarter 2012 Financial Results and Withdraws Expectations for Full Year 2012

INDIANAPOLIS — July 2, 2012 – Brightpoint, Inc. (“BrightPoint”) (Nasdaq: CELL), a global leader in providing device lifecycle services to the wireless and high-tech industries, today announced preliminary estimates on certain aspects of its financial results for the quarter ended June 30, 2012.

The following preliminary estimates for the second quarter of 2012 financial results have not been reviewed by the Company’s auditors and are prior to the completion of the Company’s closing of its books and records for the second quarter of 2012. These estimates are subject to modification in the course of completing the Company’s quarterly financial statement review.

The Company currently expects total revenue in the second quarter of 2012 to be in the range of $1.25 billion to $1.35 billion and loss from continuing operations (GAAP) per diluted share of approximately ($0.02) and adjusted income from continuing operations (non-GAAP) per diluted share of approximately $0.14. In addition, the Company expects total debt to be approximately $200 million at the end of the second quarter of 2012 compared to $296 million at March 31, 2012.

The Company is withdrawing its full year 2012 financial expectations at this time.

About Brightpoint, Inc.

Brightpoint, Inc. (Nasdaq: CELL) is a global leader in providing device lifecycle services to the wireless and high-tech industries. In 2011, BrightPoint handled more than 112 million wireless devices globally. BrightPoint’s 5 key service areas – Plan, Market, Customize, Move, Recover, offer over 110 innovative services, such as distribution channel management, procurement, inventory management, reverse logistics and repair services, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers’ IT systems and operations. BrightPoint’s effective and efficient platform allows its customers to benefit from rapidly deployed, flexible and cost effective solutions. BrightPoint has more than 4,000 employees, as well as a significant number of temporary staff, and a global footprint covering more than 35 countries, including 13 Latin American countries through its investment in Intcomex, Inc. In 2011, BrightPoint generated revenue of $5.2 billion, from customers in over 75 countries. BrightPoint provides distribution and customized services through over 100,000 points-of-sale and to over 25,000 B2B customers worldwide. Additional information about BrightPoint can be found on its website at www.BrightPoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Contact

Brightpoint, Inc.

Tom Ward

Investor Relations

317-707-2745

Second Quarter 2012 Expectations

The reconciliation of estimated GAAP diluted earnings per share to estimated as-adjusted (non-GAAP) diluted earnings per share is provided below:

2Q 2012 Expectations
Income from continuing operations per diluted share

GAAP (loss) from continuing operations	$(0.02)

Non-GAAP adjustments (net of tax):
Stock based compensation	0.02
Restructuring charges	0.02
Acquisition costs	0.06
Amortization	0.06

As-adjusted (non-GAAP) income from continuing operations	$0.14

As-adjusted (GAAP) weighted average common shares outstanding - diluted	69,400

Shares assumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense	1,400

As-adjusted (non-GAAP) weighted average common shares outstanding - diluted	70,800